PVH CORP. REPORTS 2022 FIRST QUARTER RESULTS ABOVE GUIDANCE

•First quarter revenue increased 2% to $2.123 billion compared to the prior year period (increased 7% on a constant currency basis) and exceeded guidance
•First quarter EPS of $1.94 exceeded guidance of $1.55 to $1.60
•2022 full year outlook
◦Revenue: Projected to increase 1% to 2% compared to an increase of 2% to 3% previously. Reaffirms projected increase on a constant currency basis of 6% to 7%
◦Operating margin: Reaffirms outlook of approximately 10%
◦EPS: Approximately $9.20 on a GAAP basis and reaffirms outlook of approximately $9.00 on a non-GAAP basis. Outlook includes an increased negative impact of approximately $0.85 per share related to foreign currency translation, compared to approximately $0.70 previously
•Planned stock repurchases in 2022 to increase to approximately $400 million from approximately $225 million, following the recently approved $1.0 billion increase to the stock repurchase authorization

New York, New York - June 1, 2022 - PVH Corp. [NYSE: PVH] reported its 2022 first quarter results.

CEO Comments:
Stefan Larsson, Chief Executive Officer, commented “We are pleased with our first quarter performance in which we delivered strong underlying top-line growth and beat our guidance. This performance is just the beginning of our multi-year journey to execute the PVH+ Plan – our strategic growth plan that we unveiled at our recent Investor Day. The plan is centered around winning with the consumer through our brand-focused, direct-to-consumer and digitally-led approach across each of our regions to unlock the full potential of our two global iconic brands, Calvin Klein and TOMMY HILFIGER.”

Mr. Larsson added, “Looking ahead, we are encouraged by the sustained momentum of our overall underlying trends, and remain confident in our full year outlook. While we are mindful of and continue to navigate through the global macroeconomic headwinds, we are proactively managing our business to deliver on our commitments, drive growth and create long-term value.”

CFO Comments:
Zac Coughlin, Chief Financial Officer, said, “For the first quarter, we delivered both revenue and EPS above our guidance. Through the PVH+ Plan, we are leaning into and flexing our business to accelerate growth and realize efficiencies – balanced across our regions and brands – to drive strong profitability, significant cash flow and attractive returns for our shareholders.”

PVH+ Plan:
At its April 2022 Investor Day, the Company introduced the PVH+ Plan, its multi-year strategic plan to drive brand-, digital- and direct-to-consumer-led growth to accelerate financial performance. The PVH+ Plan builds on the core strengths of PVH and connects Calvin Klein and TOMMY HILFIGER closer to the consumer than ever before through five key growth drivers: (1) win with product, (2) win with consumer engagement, (3) win in the digitally-led marketplace, (4) develop a demand- and data-driven operating model, and (5) drive efficiencies and invest in growth. These five foundational drivers apply to each of the Company’s businesses and are activated in the regions to meet the unique expectations of our consumers around the world and deliver long-term sustainable profitable growth.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

First Quarter Review:
•Revenue increased 2% compared to the prior year period (increased 7% on a constant currency basis) and reflected continued momentum in Europe. The Company continued to experience supply chain and logistics disruptions globally, as well as the impacts of the COVID-19 pandemic in China. Revenue in the current quarter reflected (i) a 5% reduction resulting from the Heritage Brands transaction (as defined under the heading “Non-GAAP Exclusions”) and the exit from the Heritage Brands Retail business and (ii) a 1% reduction resulting from the war in Ukraine, including the Company’s decision to temporarily close its stores and pause commercial activities in Russia and Belarus, as well as a reduction in wholesale shipments to Ukraine.

◦Direct-to-Consumer revenue increased 4% compared to the prior year period (increased 9% on a constant currency basis), inclusive of a 6% reduction from the exit of the Heritage Brands Retail business. Directly operated digital commerce decreased 14% (decreased 9% on a constant currency basis) as compared to the exceptionally strong performance of 66% growth in the prior year period attributable, in part, to temporary store closures in the prior year period.

•Gross Margin was 58.4% as compared to 59.1% in the prior year period, as more full price selling was more than offset by higher freight costs, including an increase in air freight to mitigate ongoing supply chain and logistics delays.

•Inventory decreased 4% compared to the prior year period, primarily due to changes in foreign currency exchange rates as compared to the prior year period, as well as a result of the Heritage Brands transaction and the exit from the Heritage Brands Retail business. In-transit inventory increased over 10% compared to the prior year period, primarily due to ongoing supply chain and logistics disruptions.

First Quarter Consolidated Results:
•Revenue increased 2% to $2.123 billion compared to the prior year period (increased 7% on a constant currency basis).

◦Tommy Hilfiger revenue increased 2% compared to the prior year period (increased 7% on a constant currency basis), including a 2% decrease (5% increase on a constant currency basis) in Tommy Hilfiger International revenue and a 15% increase in Tommy Hilfiger North America revenue.

◦Calvin Klein revenue increased 13% compared to the prior year period (increased 17% on a constant currency basis), including a 7% increase (13% increase on a constant currency basis) in Calvin Klein International revenue and a 26% increase in Calvin Klein North America revenue.

◦Heritage Brands revenue decreased 31% compared to the prior year period, and includes a 42% decrease resulting from the Heritage Brands transaction and the exit from the Heritage Brands Retail business.

•Earnings before interest and taxes was $210 million compared to $197 million on a GAAP basis and $249 million on a non-GAAP basis in the prior year period. Earnings before interest and taxes on a GAAP basis for the prior year period included costs of $51 million described under the heading “Non-GAAP Exclusions” later in this release. Earnings before interest and taxes on a non-GAAP basis for the prior year period excluded these amounts. The decrease in earnings before interest and taxes on a non-GAAP basis was primarily driven by the benefit to expenses in the prior year period resulting from the significant percentage of store closures, including lower marketing and investments, partially offset by the revenue increase discussed above.

•Earnings per share was $1.94 compared to $1.38 on a GAAP basis and $1.92 on a non-GAAP basis in the prior year period. Earnings per share for the current quarter included the negative impacts of (i) $0.18 per share related to foreign currency translation, primarily due to the stronger U.S. dollar, and (ii) $0.10 per share related to the war in Ukraine. Earnings per share on a GAAP basis for the prior year period included the amounts described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for the prior year period excluded these amounts.

•Interest expense decreased to $22 million from $29 million in the prior year period.

•Effective tax rate was 29.4% as compared to 40.7% on a GAAP basis and 36.8% on a non-GAAP basis in the prior year period.

Stock Repurchase Program:
The Company repurchased 1.2 million shares of its common stock for $100 million during the first quarter of 2022 ($1.9 billion since inception) under the $3.0 billion stock repurchase program authorized by the Board of Directors.

2022 Outlook:
The Company is providing its 2022 outlook despite the significant uncertainty due to the war in Ukraine and its broader macroeconomic implications, inflationary pressures globally, as well as the continued uncertainty due to the COVID-19 pandemic. In addition, supply chain and logistics disruptions globally have resulted in and are expected to continue to result in delivery delays to wholesale customers and delayed inventory availability for the Company’s stores and digital commerce businesses. The Company’s outlook assumes no material worsening of current conditions. The Company’s 2022 results could differ materially from its current outlook.

Full Year 2022 Guidance
•Revenue is projected to increase 1% to 2% as compared to 2021 (increase 6% to 7% on a constant currency basis), which reflects (i) a 2% reduction resulting from the Heritage Brands transaction and the exit from the Heritage Brands Retail business and (ii) a 2% reduction resulting from the war in Ukraine.

•Operating margin is projected to be approximately 10%.

•Earnings per share on a GAAP basis is projected to be approximately $9.20 compared to $13.25 in 2021. Earnings per share on a non-GAAP basis is projected to be approximately $9.00 compared to $10.15 in 2021. The 2022 earnings per share projections include the estimated negative impacts of (i) approximately $0.85 per share related to foreign currency translation, primarily due to the stronger U.S. dollar, and (ii) approximately $0.60 per share related to the war in Ukraine. Earnings per share on a GAAP basis for these periods include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis exclude these amounts.

•Interest expense is projected to decrease to approximately $90 million compared to $104 million in 2021 primarily due to the impact of voluntary debt repayments made in 2021.

•Effective tax rate is projected to increase as compared to 2021 and to be in a range of 28.5% to 29.5%.

Second Quarter 2022 Guidance
•Revenue is projected to decrease approximately 4% to 3% compared to the prior year period (increase approximately 2% to 3% on a constant currency basis), reflecting (i) a 4% reduction resulting from the Heritage Brands transaction and the exit from the Heritage Brands Retail business and (ii) a 2% reduction resulting from the war in Ukraine.

•Earnings per share on a GAAP basis is projected to be approximately $2.20 compared to $2.51 in the prior year period. Earnings per share on a non-GAAP basis is projected to be approximately $2.00 compared to $2.72 in the prior year period. The second quarter 2022 earnings per share projections include the estimated negative impacts of (i) approximately $0.25 per share related to foreign currency translation, primarily due to the stronger U.S. dollar, and (ii) approximately $0.17 per share related to the war in Ukraine. Earnings per share on a GAAP basis for these periods include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis exclude these amounts.

•Interest expense is projected to decrease to approximately $20 million compared to $26 million in the prior year period.

•Effective tax rate is projected to be approximately 30%.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Estimated pre-tax gain of approximately $15 million to be recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V.
•Pre-tax costs of $48 million incurred in 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs, of which $43 million was incurred in the first quarter, $2 million was incurred in the second quarter, and $2 million was incurred in the third quarter.
•Pre-tax costs of $21 million incurred in 2021 in connection with the exit from the Heritage Brands Retail business announced in July 2020 that was substantially completed in the second quarter of 2021, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs, of which $8 million was incurred in the first quarter and $13 million was incurred in the second quarter.
•Pre-tax net gain of $113 million recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, a net gain on the Company’s retirement plans associated with the transaction, and severance costs.
•Pre-tax gain of $49 million recorded in the fourth quarter of 2021 related to the recognized actuarial gain on retirement plans.
•One-time discrete tax benefits of $152 million recorded in the fourth quarter of 2021 principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 4 and the sections entitled “Reconciliations of 2022 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Contact:       Sheryl Freeman
(212) 381-3980
investorrelations@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its first quarter earnings release on Thursday, June 2, 2022 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 5532513. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the workforce reductions in North America and certain international markets, the reductions in its office and store real estate footprint, and the Company’s sale of certain intellectual property and other assets of, and exiting from, its Heritage Brands business to focus on its Calvin Klein and Tommy Hilfiger businesses, all as previously announced; (iii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being seen globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, consumer sentiment and other factors; (v) the Company’s ability to manage its growth and inventory; (vi) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vii) the availability and cost of raw materials; (viii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (ix) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Patrol; (x) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that has led to temporary cessation of the Company’s business and those of many business partners in Ukraine, Russia and Belarus; (xi) disease epidemics and health-related concerns, such as the ongoing COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy, may not be achieved or may be perceived to be disingenuous, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands value; (xiii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xiv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xv) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvi) the impact of new and revised tax legislation and regulations; and (xvii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended
	5/1/22	5/2/21

Net sales	$2,006.6	$1,980.5
Royalty revenue	90.0	77.7
Advertising and other revenue	26.1	21.1
Total revenue	$2,122.7	$2,079.3

Gross profit on net sales	$1,122.6	$1,130.3
Gross profit on royalty, advertising and other revenue	116.1	98.8
Total gross profit	1,238.7	1,229.1

Selling, general and administrative expenses	1,039.4	1,039.4

Non-service related pension and postretirement income	(3.6)	(4.0)

Equity in net income of unconsolidated affiliates	7.4	3.7

Earnings before interest and taxes	210.3	197.4

Interest expense, net	21.8	29.4

Pre-tax income	188.5	168.0

Income tax expense	55.4	68.3

Net income	133.1	99.7

Less: Net loss attributable to redeemable non-controlling interest (1)		(0.2)

Net income attributable to PVH Corp.	$133.1	$99.9

Diluted net income per common share attributable to PVH Corp. (2)	$1.94	$1.38

	Quarter Ended
	5/1/22	5/2/21

Depreciation and amortization expense	$76.8	$77.6

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    The Company and Arvind Limited had a joint venture in Ethiopia in which the Company owned a 75% interest until May 31, 2021. The Company, since May 31, 2021, managed and effectively owned all economic interests in the joint venture. The Company closed in the fourth quarter of 2021 the manufacturing facility that was the joint venture’s sole operation.

(2)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the quarter ended May 2, 2021 on a non-GAAP basis by excluding (i) the costs incurred in the first quarter of 2021 related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits and accelerated amortization of lease assets; (ii) the costs incurred in the first quarter of 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs; and (iii) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above was also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 4 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

Quarter Ended
5/2/21

Non-GAAP Measures
Selling, general and administrative expenses (1)	$988.1
Earnings before interest and taxes (2)	248.7
Income tax expense (3)	80.7
Net income attributable to PVH Corp. (4)	138.8
Diluted net income per common share attributable to PVH Corp. (5)	$1.92

(1) Please see Table 3 for the reconciliation of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 2 for the reconciliation of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(3) Please see Table 4 for the reconciliation of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(4) Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.
(5) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliation of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliation of GAAP net income to net income on a non-GAAP basis

Quarter Ended
5/2/21

Net income attributable to PVH Corp.	$99.9

Diluted net income per common share attributable to PVH Corp. (1)	$1.38

Pre-tax items excluded:

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint	43.3

SG&A expenses associated with exiting the Heritage Brands Retail business	8.0

Tax effects of the pre-tax items above (2)	(12.4)

Net income on a non-GAAP basis attributable to PVH Corp.	$138.8

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp. (1)	$1.92

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliation of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 4 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliation of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

Quarter Ended
5/2/21

Earnings before interest and taxes	$197.4

Items excluded:

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint	43.3

SG&A expenses associated with exiting the Heritage Brands Retail business	8.0

Earnings before interest and taxes on a non-GAAP basis	$248.7

Table 3 - Reconciliation of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

Quarter Ended
5/2/21

SG&A expenses	$1,039.4

Items excluded:

Expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint	(43.3)

Expenses associated with exiting the Heritage Brands Retail business	(8.0)

SG&A expenses on a non-GAAP basis	$988.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 4 - Reconciliation of GAAP income tax expense to income tax expense on a non-GAAP basis

Quarter Ended
5/2/21

Income tax expense	$68.3

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	12.4

Income tax expense on a non-GAAP basis	$80.7

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended	Quarter Ended
	5/1/22	5/2/21
	GAAP	GAAP		Non-GAAP
	Results	Results	Adjustments (1)	Results

Net income attributable to PVH Corp.	$133.1	$99.9	$(38.9)	$138.8

Weighted average common shares	68.0	71.2		71.2
Weighted average dilutive securities	0.7	1.2		1.2
Total shares	68.7	72.4		72.4

Diluted net income per common share attributable to PVH Corp.	$1.94	$1.38		$1.92

(1) Represents the impact on net income in the quarter ended May 2, 2021 from the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (ii) the costs related to exiting the Heritage Brands Retail business; and (iii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	5/1/22	5/2/21
ASSETS
Current Assets:
Cash and Cash Equivalents	$748.7	$913.2
Receivables	872.5	883.3
Inventories	1,389.7	1,450.9
Other	354.1	235.6
Total Current Assets	3,365.0	3,483.0
Property, Plant and Equipment	863.3	909.4
Operating Lease Right-of-Use Assets	1,312.5	1,494.1
Goodwill and Other Intangible Assets	5,998.1	6,455.5
Other Assets	350.4	359.6
	$11,889.3	$12,701.6

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,018.9	$1,938.9
Current Portion of Operating Lease Liabilities	358.1	409.4
Short-Term Borrowings	15.5	13.8
Current Portion of Long-Term Debt	36.2	26.4
Other Liabilities	803.9	1,084.7
Long-Term Portion of Operating Lease Liabilities	1,171.7	1,374.4
Long-Term Debt	2,216.5	3,018.2
Redeemable Non-Controlling Interest		(3.6)
Stockholders’ Equity	5,268.5	4,839.4
	$11,889.3	$12,701.6

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	5/1/22	5/2/21
Tommy Hilfiger North America
Net sales	$235.5	$204.7
Royalty revenue	20.8	17.6
Advertising and other revenue	5.2	4.5
Total	261.5	226.8

Tommy Hilfiger International
Net sales	790.3	810.0
Royalty revenue	14.5	12.9
Advertising and other revenue	4.6	4.0
Total	809.4	826.9

Total Tommy Hilfiger
Net sales	1,025.8	1,014.7
Royalty revenue	35.3	30.5
Advertising and other revenue	9.8	8.5
Total	1,070.9	1,053.7

Calvin Klein North America
Net sales	256.9	206.0
Royalty revenue	42.2	31.7
Advertising and other revenue	14.0	10.5
Total	313.1	248.2

Calvin Klein International
Net sales	558.6	525.0
Royalty revenue	12.3	10.5
Advertising and other revenue	2.2	1.5
Total	573.1	537.0

Total Calvin Klein
Net sales	815.5	731.0
Royalty revenue	54.5	42.2
Advertising and other revenue	16.2	12.0
Total	886.2	785.2

Heritage Brands Wholesale
Net sales	165.3	191.2
Royalty revenue	0.2	5.0
Advertising and other revenue	0.1	0.6
Total	165.6	196.8

Heritage Brands Retail
Net sales		43.6
Royalty revenue
Advertising and other revenue
Total		43.6

Total Heritage Brands
Net sales	165.3	234.8
Royalty revenue	0.2	5.0
Advertising and other revenue	0.1	0.6
Total	165.6	240.4

Total Revenue
Net sales	2,006.6	1,980.5
Royalty revenue	90.0	77.7
Advertising and other revenue	26.1	21.1
Total	$2,122.7	$2,079.3

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended	Quarter Ended
	5/1/22	5/2/21
	Results	Results
	Under	Under		Non-GAAP
	GAAP	GAAP	Adjustments (1)	Results

Tommy Hilfiger North America	$(13.0)	$(5.1)	$(1.7)	$(3.4)

Tommy Hilfiger International	139.4	167.3	(5.7)	173.0

Total Tommy Hilfiger	126.4	162.2	(7.4)	169.6

Calvin Klein North America	11.7	(0.8)	(2.1)	1.3

Calvin Klein International	97.1	96.4	(5.3)	101.7

Total Calvin Klein	108.8	95.6	(7.4)	103.0

Heritage Brands Wholesale	16.8	21.2	—	21.2

Heritage Brands Retail		(13.3)	(8.0)	(5.3)

Total Heritage Brands	16.8	7.9	(8.0)	15.9

Corporate	(41.7)	(68.3)	(28.5)	(39.8)

Total earnings before interest and taxes	$210.3	$197.4	$(51.3)	$248.7

(1) The adjustments for the quarter ended May 2, 2021 represent the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; and (ii) the costs related to exiting the Heritage Brands Retail business.

PVH CORP.
Reconciliations of 2022 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	5/1/22	5/2/21

Tommy Hilfiger International	$809.4	$826.9	(2.1)%	(7.2)%	5.1%
Total Tommy Hilfiger	1,070.9	1,053.7	1.6%	(5.7)%	7.3%

Calvin Klein International	573.1	537.0	6.7%	(6.0)%	12.7%
Total Calvin Klein	886.2	785.2	12.9%	(4.1)%	17.0%

Total Revenue	$2,122.7	$2,079.3	2.1%	(4.5)%	6.6%

Total Direct-to-Consumer	$771.3	$743.9	3.7%	(4.9)%	8.6%
Directly Operated Digital Commerce	$152.6	$177.4	(14.0)%	(5.0)%	(9.0)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2022 estimated results on a non-GAAP basis by excluding the estimated pre-tax gain to be recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V. (the “Karl Lagerfeld transaction”) and the resulting estimated tax effect. The Company has provided the reconciliation set forth below to present its estimates on a GAAP basis and excluding the foregoing amount.

The 2022 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the item described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effect associated with the above pre-tax item is based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated the pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable, and, if so, in what jurisdiction the tax expense would occur.

2022 Net Income Per Common Share Reconciliations

Current Guidance
	Full Year 2022 (Estimated)	Second Quarter 2022 (Estimated)

GAAP net income per common share attributable to PVH Corp.	Approximately $9.20	Approximately $2.20
Estimated per common share impact of items identified as non-GAAP exclusions	$0.20	$0.20
Net income per common share attributable to PVH Corp. on a non-GAAP basis	Approximately $9.00	Approximately $2.00

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amount excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, including the recent volatility in the financial markets, (iv) changes in the expected impacts of the pandemic and related supply chain and logistics disruptions, including vessel, container and other transportation shortages, labor shortages and port congestion globally, as well as production delays in some of the Company’s key sourcing countries subsequent to issuance of this press release, (v) changes in the expected impacts of inflationary pressures as well as the war in Ukraine and its broader macroeconomic implications subsequent to issuance of this press release, or (vi) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

Reconciliations of 2022 Constant Currency Revenue
	Full Year 2022 (Estimated)	Second Quarter 2022 (Estimated)

GAAP revenue increase (decrease)	1% to 2%	(4)% to (3)%
Negative impact of foreign exchange	(5)%	(6)%
Non-GAAP revenue increase on a constant currency basis	6% to 7%	2% to 3%

Please refer to the section entitled “Reconciliations of 2022 Constant Currency Revenue” on page 16 of this release for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis
	Full Year 2021			Second Quarter 2021
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net income attributable to PVH Corp.	$952.3	$223.2	$729.1	$181.9	$(15.6)	$197.5
Total weighted average shares	71.9		71.9	72.5		72.5

Diluted net income per common share attributable to PVH Corp.	$13.25		$10.15	$2.51		$2.72

(1) Represents the impact on net income in the year ended January 30, 2022 from the elimination of (i) a $48.7 million recognized actuarial gain on retirement plans; (ii) $47.6 million of costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint, consisting of noncash asset impairments, severance, and contract termination and other costs; (iii) $21.1 million of costs related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs; (iv) a $118.9 million gain recorded in connection with the Heritage Brands transaction, which includes a gain on the sale, less costs to sell, and a net gain on the Company’s retirement plans associated with the transaction; (v) $5.5 million of costs related to the Heritage Brands transaction, consisting of severance; (vi) $22.3 million net tax expense associated with the foregoing pre-tax items; and (vii) a $152.1 million one-time discrete tax benefit principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.

(2) Represents the impact on net income in the quarter ended August 1, 2021 from the elimination of (i) $13.1 million of costs related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs; (ii) $1.8 million of costs related to actions to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of severance and contract termination and other costs; and (iii) $0.7 million net tax expense associated with the foregoing pre-tax items.